AMENDMENT TO THE ADMINISTRATION AGREEMENT

BY AND BETWEEN TD ASSET MANAGEMENT USA FUNDS INC. AND

TDAM USA INC.

Amendment made as of April 4, 2012 to the Administration Agreement dated as of June 1, 2005, as amended (the “Agreement”), by and between TD ASSET MANAGEMENT USA FUNDS INC. (the “Company”) and TDAM USA INC., f/k/a TD ASSET MANAGEMENT USA INC. (the “Administrator”).

WITNESSETH:

WHEREAS, the Company and the Administrator desire to amend the Agreement as hereinafter set forth;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	The TDAM Global Sustainability Fund (the “Fund”) was closed to new investors on November 29, 2011 and liquidated as of December 23, 2011.

2.	The Fund is removed as a “Portfolio” under the Agreement for all purposes.

3.	Except as specifically amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

TD ASSET MANAGEMENT USA FUNDS INC.

By: /s/ Kevin LeBlanc

Name: Kevin LeBlanc

Title: President & CEO

TDAM USA INC.

By: /s/ Michele R. Teichner

Name: Michele R. Teichner

Title: Officer